Exhibit 10.4

LOAN MODIFICATION AND WARRANT ISSUANCE AGREEMENT

THIS LOAN MODIFICATION AND WARRANT ISSUANCE AGREEMENT (this “Agreement”) made and entered on this 30 day of December, 2015, by and between PROTEA BIOSCIENCES GROUP, INC. (the “Company”), a corporation existing under the laws of the State of Delaware, and WEST VIRGINIA JOBS INVESTMENT TRUST BOARD (“WVJITB”);

WHEREAS, WVJITB loaned $400,000 to the Company pursuant to a Convertible Debenture dated April 18, 2012, subsequently amended, including extending the maturity date (the “April 2012 Debenture”);

WHEREAS, WVJITB loaned $290,000 to the Company pursuant to a Convertible Debenture dated March 15, 2012, subsequently amended, including extending the maturity date (the “March 2012 Debenture” and together with the April 2012 Debenture, the “Debentures”); and

WHEREAS, the parties hereto seek to effect a further extension of the maturity dates of the Debentures, all upon the terms and pursuant to the provisions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and in consideration of the mutual promises and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           It is agreed that the principal indebtedness owing by Company on the April 2012 Debenture is $300,000 and that the interest due and owing by Company on the April 2012 Debenture as of December 31, 2015 is $15,000, plus per diem interest of $83.33.

2.           It is agreed that the principal indebtedness owing by Company on the March 2012 Debenture is $290,000 and that the interest due and owing by Company on the March 2012 Debenture as of December 31, 2015 is $8,700, plus per diem interest of $48.33.

3.           The “Maturity Date” as defined and described in each of the Debentures, as amended, is hereby changed from December 31, 2015 to March 31, 2016.

4.           As interest through October 31, 2014, inclusive, was paid by the Company on November 3, 2014, it is agreed that all interest accruing after October 31, 2014 on the Debentures shall be paid on or before the Maturity Date.

5.           On the Maturity Date:

(a)          Except as otherwise provided in subsection (b) below, Company shall pay to WVJITB, in cash, $300,000 owing on the principal of the April 2012 Debenture, plus an amount equal to all accrued and unpaid interest owing on the April 2012 Debenture;

(b)          Pursuant to its “Holder’s Optional Conversion” rights, on the Maturity Date, WVJITB may convert $200,000 owing on the principal of the April 2012 Debenture into Common Stock, based on the agreed stock purchase price of fifty cents per share. Upon the exercise by WVJITB of its option to convert into Common Stock, $200,000 owing on the principal of the April 2012 Debenture would convert into 400,000 shares of Company Common Stock and the Company shall pay to WVJITB, in cash, the remaining $100,000 owing on the principal of the April 2012 Debenture, plus an amount equal to all accrued and unpaid interest owing on the April 2012 Debenture; and

(c)          Company shall pay to WVJITB, in cash, $290,000 owing on the principal of the March 2012 Debenture, plus an amount equal to all accrued and unpaid interest owing on the March 2012 Debenture.

6.           WVJITB shall have earned and Company shall on the Maturity Date issue warrants to WVJITB (Company Warrant No. ___) to purchase up to five hundred ninety thousand (590,000) shares of Common Stock of Company at a purchase price to be determined (pending Board approval).

7.           Except as modified or amended by this Agreement, the Debentures and their terms and provisions, as previously amended, remain in full force and effect.

8.           Company hereby reaffirms all existing indebtedness and obligations to WVJITB pursuant to the Debentures as amended prior hereto and hereby, and Company agrees that its said indebtedness and obligations are absolute and unconditional irrespective of any claims or defenses that might be asserted, and shall remain in full force and effect until Company shall have fully and satisfactorily satisfied and discharged its said indebtedness and obligations.

9.           This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile or electronic signature(s) which shall be binding on the party delivering same, to be followed by delivery of originally executed signature pages.

WITNESS the following signatures.

West Virginia Jobs Investment Trust Board

By:	/s/ C. Andrew Zulauf
C. Andrew Zulauf, Executive Director

Protea Biosciences Group, Inc.

By:	/s/ Steven Turner
Steven Turner, President

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